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EXHIBIT (a)(1)(ii)

[FORM OF COVER LETTER TO ELIGIBLE OPTION HOLDERS
REGARDING THE OFFER TO EXCHANGE AND SUMMARY OF PROCEDURES]

         [ENTERCOM COMMUNICATIONS CORP. LETTERHEAD]

June 5, 2006

Dear Entercom Option Holder:

        I am pleased to report that our shareholders have approved an amendment to the Entercom Equity Compensation Plan, which permits an Option Exchange Program. The Program will allow employees and non-employee directors a one-time opportunity to voluntarily exchange certain "underwater" stock options for a lesser number of shares of restricted common stock of the Company.

        The Option Exchange Program is subject to the terms and conditions of the attached Offer to Exchange and Election to Exchange Form. These documents contain detailed information about the Program, including the vesting schedule for the restricted stock that you can receive as well as a detailed set of questions and answers. Please read the attached summary of relevant procedures as well as the offer materials carefully because they contain important information about how you may participate in the program and the terms of the restricted stock that you will be eligible to receive if you elect to participate.

        The Option Exchange Program is voluntary. We make no recommendation as to whether you should elect to exchange your eligible options. Each option holder must make his or her own decision. If you have any questions about the program, please call John C. Donlevie, Executive Vice President, Secretary and General Counsel at (610) 660-5610 or send an email to "option-exchange" followed by the extension "@entercom.com".

Very Truly Yours,
/s/ DAVID J. FIELD David J. Field, President & Chief Executive Officer

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK

PROCEDURES

All Holders of Eligible Options

  •
  Read through attached documents so you may make a decision on whether or not you will tender your options.

Persons NOT Tendering Any Options for Restricted Stock

  •
  You do not need to do anything. No action is required.

Persons Choosing to Tender Options for Restricted Stock

        1.     After reading all the enclosed documents, indicate on the Election to Exchange Form your election to tender.

        2.     Sign and date the Election to Exchange Form.

        3.     Mail the Election to Exchange Form to Entercom at 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004, attention John C. Donlevie, Executive Vice President, Secretary and General Counsel.

        4.     All Forms must be RECEIVED by us before 5:00 P.M., Eastern Daylight Time, July 6, 2006, unless the offer is extended.

        5.     An email acknowledging receipt of your Election to Exchange Form will be sent within five (5) business days of receipt by us.

        6.     If you do not receive an acknowledgment of receipt, contact John C. Donlevie at (610) 660-5610 or send an email to "option-exchange" followed by the extension "@entercom.com".

        7.     Any changes you would like to make to your Election to Exchange Form must be received by us prior to the established deadline.

        8.     Any questions you have regarding the right to tender can be directed to John C. Donlevie at (610) 660-5610 or send an email to "option-exchange" followed by the extension "@entercom.com".

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  EXHIBIT (a)(1)(ii)
[FORM OF COVER LETTER TO ELIGIBLE OPTION HOLDERS REGARDING THE OFFER TO EXCHANGE AND SUMMARY OF PROCEDURES]
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK PROCEDURES